Exhibit 99.1

Deckers Outdoor Corporation Reports Record First Quarter Financial Results

Company Reports First Quarter Sales Increased 37.6% to a Record of $134.2 Million

First Quarter Diluted EPS Increased 8.1% to a Record of $0.93

GOLETA, Calif.--(BUSINESS WIRE)--April 23, 2009--Deckers Outdoor Corporation (NASDAQGS: DECK) today announced financial results for the first quarter ended March 31, 2009.

First Quarter Highlights

  Net sales increased 37.6% to $134.2 million versus $97.5 million last year.
  Diluted EPS increased 8.1% to $0.93 compared to $0.86 a year ago.
  Domestic sales increased 29.6% to $102.0 million versus $78.7 million last year.
  International sales increased 71.0% to $32.2 million compared $18.8 million a year ago.
  UGG® brand sales increased 66.9% to $91.4 million versus $54.8 million last year.

Angel Martinez, President, Chief Executive Officer and Chairman of the Board of Directors, stated: “We are pleased by our recent performance and proud of our ability to deliver excellent operating results in this challenging economic environment. Our first quarter sales and earnings exceeded plan, driven by higher than expected domestic and international demand for UGG® products as the brand’s spring collection of boots, sandals, and casual footwear sold through very well at retail. Sales of Teva® products experienced a slight shortfall versus a year ago as a result of the general retail environment combined with the bankruptcy of some accounts. Importantly, we effectively controlled our inventories and expenses and we continue to monitor the financial health of our customers. We believe that the Teva brand is well positioned as we head into the summer selling season. Similarly, a higher level of cancellations and lower reorders during the first quarter negatively impacted our Simple® brand’s business.”

“Again, we are pleased with our start to 2009,” continued Mr. Martinez. “Our UGG brand’s momentum continues to grow and we are now more optimistic about the brand’s prospects evidenced by our improved outlook for the full year. Furthermore, our entire organization has done an excellent job managing the business during these difficult recessionary conditions, which allowed us to grow inventories to meet our sales while improving our cash, cash equivalents and short-term investments position by nearly $47 million to $230 million compared to a year ago.”

Division Summary

UGG®

UGG brand net sales for the first quarter increased 66.9% to $91.4 million compared to $54.8 million for the same period last year. The significant sales increase was attributable to strong domestic demand for the expanded spring line coupled with increased shipments of spring product to international distributors.

Teva®

Teva brand net sales decreased 5.7% to $35.6 million for the first quarter compared to $37.7 million for the same period last year. The decline in sales was the result of lower pre-booked orders scheduled for delivery in the first quarter compared with the year ago period and to a lesser extent the bankruptcies of three wholesale accounts.

Simple®

Simple brand net sales for the first quarter decreased 13.0% to $4.4 million compared to $5.1 million for the same period last year. Simple sales were negatively impacted by a higher than normal rate of order cancellations due to the general retail environment combined with lower reorders and the loss of international sales, partly as a result of the termination of the brand’s distributor in Japan.

Other Brands

Combined net sales of the Company’s other brands, TSUBO® and Ahnu®, were $2.9 million for the first quarter of 2009. The Company acquired TSUBO in the second quarter of 2008 and Ahnu in the first quarter of 2009.

eCommerce

Sales for the eCommerce business, which are included in the brand sales numbers above, increased 3.5% to $16.2 million for the first quarter compared to $15.6 million for the same period a year ago.

Retail Stores

Sales for the retail store business, which are included in the brand sales numbers above, increased 161.9% to $13.9 million for the first quarter compared to $5.3 million for the same period a year ago. For those stores that were open during the full three months ended March 31, 2008 and 2009, same store sales grew by 29.3%.

Gross Profit Margin

The Company’s gross profit margin for the first quarter was 43.9% compared to 47.3% for the first quarter of last year. Gross profit margin decreased primarily due to the wholesale business growing at a higher rate than the eCommerce business for the first quarter of 2009 as well as higher levels of closeout sales than in the first quarter of 2008. First quarter 2008 margins were also positively impacted by a reduction in the estimate for sales returns.

Full-Year 2009 Outlook

  Based upon the UGG brand’s better than expected first quarter results partially offset by lower projected sales forecasts for Teva, Simple, and TSUBO, the Company is adjusting its full year revenue outlook. The Company now expects its full year revenue to increase approximately 7% to 9% over 2008, compared to previous guidance of approximately 6% to 9%.
  The Company now expects its full year diluted earnings per share to be flat to up slightly over the $7.27 non-GAAP diluted EPS in 2008, which excluded pre-tax impairment charges of $35.8 million as discussed in our related earnings release, compared to previous guidance of flat to down slightly. This guidance assumes a gross profit margin of approximately 45% and SG&A as a percentage of sales of approximately 25%.

Second Quarter Outlook

  The Company currently expects second quarter 2009 revenue to increase approximately 10% over 2008 levels.
  The Company currently expects to report a diluted loss per share of approximately ($0.15) to ($0.10) for the second quarter 2009. This guidance assumes a gross profit margin of approximately 39% and SG&A as a percentage of sales of approximately 43% due to the shift of approximately $2 million in expenses, consisting primarily of marketing costs, into the second quarter from the first quarter. A significant amount of the Company’s operating expenses are fixed and spread evenly on an absolute dollar basis throughout each quarter, resulting in the greatest impact on earnings in the lowest volume sales quarter, which has historically been the second quarter.

The Company’s conference call to review first quarter fiscal 2009 results will be broadcast live over the internet today, Thursday, April 23, 2009 at 4:30 pm Eastern Time. The broadcast will be hosted at www.deckers.com and www.earnings.com.

Deckers Outdoor Corporation strives to be a premier lifestyle marketer that builds niche brands into global market leaders by designing and marketing innovative, functional and fashion-oriented footwear developed for both high performance outdoor activities and everyday casual lifestyle use. UGG® Australia, Teva®, Simple® Shoes, TSUBO®, Ahnu® and Deckers® Brand are registered trademarks of Deckers Outdoor Corporation.

This news release contains statements regarding our expectations, beliefs and views about our future financial performance which are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may" or by the fact that such statements relate to future, and not just historical, events or circumstances, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for the Company's markets and the demand for its products. The forward-looking statements in this news release regarding our future financial performance are based on currently available information as of the date of this release, and because our business is subject to a number of risks and uncertainties, some of which may be beyond our control, actual operating results in the future may differ materially from the future financial performance expected at the current time. Those risks and uncertainties include, among others: the continued decline of the global economy; our ability to anticipate fashion trends; consumer demand or inventory needs; whether the UGG brand will continue to grow at the same rate it has experienced in the past; impairment charges related to our brand’s intangible assets if our product sales or operating performance decline to a point that the fair value of our brands’ intangible assets do not exceed their carrying values; shortages or price fluctuations of raw materials that could interrupt product manufacturing and increase product costs; increased costs of manufacturing in China and actions by the Chinese government; currency fluctuations; our ability to implement our growth strategy; the success of our customers, their ability to perform in an adverse economic environment and the risk of losing one or more of our key customers; our ability to develop and protect our brands and intellectual property; the risk that counterfeiting can harm our sales or our brand image; our dependence on independent manufacturers to supply our products; the risk that retailers could postpone or cancel existing orders; unpredictable events and circumstances and currency risks related to our international operations; a downturn in key market economies; volatile credit markets; liquidity and market risks for our cash equivalents and short-term investments; the risk of losing key personnel; a delay or interruption in the delivery of merchandise to our customers; and the sensitivity of our sales to seasonal and weather conditions. Certain of these risks and uncertainties, as well as others, are more fully described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which we filed with the Securities and Exchange Commission on March 2, 2009. Readers are cautioned not to place undue reliance on forward-looking statements contained in this news release, which speak only as of the date of this release. The Company undertakes no obligation to publicly release or update the results of any revisions to forward-looking statements, which may be made to reflect new information, events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks and uncertainties highlighted herein should not be assumed to be the only items that could affect the future performance or valuation of the Company.

(Tables to follow)

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands)

	March 31,	December 31,
Assets	2009	2008

Current assets:
Cash and cash equivalents	$179,073	176,804
Restricted cash	300	300
Short-term investments	50,947	17,976
Trade accounts receivable, net	56,298	108,129
Inventories	66,399	92,740
Prepaid expenses and other current assets	5,045	3,691
Deferred tax assets	13,317	13,324
Total current assets	371,379	412,964

Restricted cash	400	700
Property and equipment, at cost, net	30,123	28,318
Intangible assets, less applicable amortization	26,152	24,034
Deferred tax assets	17,455	17,447
Other assets	444	258

	$445,953	483,721

Liabilities and Stockholders' Equity

Current liabilities:
Trade accounts payable	$19,492	42,960
Accrued expenses	15,442	27,672
Income taxes payable	7,852	24,577
Total current liabilities	42,786	95,209

Long-term liabilities	3,696	3,847

Stockholders' equity:
Deckers Outdoor Corporation stockholders' equity:
Deckers Outdoor Corporation stockholders' equity:Common stock	131	131
Additional paid-in capital	117,714	115,214
Retained earnings	280,855	268,515
Accumulated other comprehensive income	345	392
Total Deckers Outdoor Corporation stockholders' equity	399,045	384,252
Noncontrolling interest	426	413
Total stockholders' equity	399,471	384,665

	$445,953	483,721

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)
(Amounts in thousands, except for per share data)

	Three-month period ended
	March 31,
	2009	2008

Net sales	$134,226	97,535
Cost of sales	75,313	51,387
Gross profit	58,913	46,148

Selling, general and administrative expenses	39,587	29,088
Income from operations	19,326	17,060

Other (income) expense, net:
Interest income	(596)	(1,389)
Interest expense	17	32
Other, net	(19)	(251)
Income before income taxes	19,924	18,668

Income tax expense	7,571	7,374
Net income	12,353	11,294

Less: Net income attributable to the noncontrolling interest	13	----

Net income attributable to Deckers Outdoor Corporation	$12,340	11,294

Net income attributable to Deckers Outdoor Corporation
common stockholders per share:
Basic	$0.94	0.87
Diluted	0.93	0.86

Weighted-average shares:
Basic	13,090	13,008
Diluted	13,201	13,175

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures
(Unaudited)
(Amounts in thousands, except for per share data)

Twelve-month
period ended
December 31, 2008

Income before income taxes	$120,502
Add back impairment charges	35,825

Income before income taxes excluding impairment charges	156,327

Income tax expense (1)	60,494
Net income excluding impairment charges	95,833

Less: Net loss attributable to the noncontrolling interest	(77)

Net income excluding impairment charges attributable to
Deckers Outdoor Corporation	95,910

Net income excluding impairment charges attributable to
Deckers Outdoor Corporation common stockholders per share:
Basic	$7.35
Diluted	7.27

Weighted-average shares:
Basic	13,042
Diluted	13,195
(1) The non-GAAP income tax expense for the period presented above assumes the same effective tax rate as the GAAP income tax expense for that period.

Use of Non-GAAP Financial Measures

To supplement the actual and forecast results in accordance with U.S. generally accepted accounting principles (GAAP), for the applicable period, the Company also used non-GAAP measures of net income and earnings per share, which are adjusted from the GAAP-based results to exclude non-cash impairment charges. This adjustment is not in accordance with or an alternative for GAAP. This adjustment is provided to enhance an overall understanding of the Company's financial performance for the applicable period and is an indicator management uses for planning and forecasting future periods.

The excluded items represent non-cash impairment charges associated with the write-down of the Company's Teva goodwill and trademarks and TSUBO goodwill because management does not believe these expenses are indicative of the Company's core business. Even though such items have occurred in the past and may recur in future periods, it is driven by events that are not directly related to the Company's ongoing core business operations. These financial measures are not to be considered in isolation from, or as a substitute for, financial results prepared in accordance with GAAP.

CONTACT:
Deckers Outdoor Corporation
Zohar Ziv, 805-967-7611
Chief Operating Officer
or
Investor Relations:
ICR
Chad Jacobs/Brendon Frey, 203-682-8200